Exhibit 10.7

DEBT CONVERSION AGREEMENT

This DEBT CONVERSION AGREEMENT (this “Agreement”) is made as of September 24, 2024 (the “Effective Date”) by and between ConnectM Technology Solutions, Inc., a Delaware corporation (the “Company”), and Libertas Funding, LLC, a Connecticut limited liability company (the “Payee”).

R E C I T A L S

WHEREAS, the Company entered into a certain Agreement of Sale of Future Receipts dated January 1, 2024 with the Payee pursuant to which the Company agreed to pay Payee an amount of $2,600,000.00 out of certain of its future receipts, plus certain costs and expenses (the “Prior Agreement”), and all amounts due under the Prior Agreement remain outstanding as of the date hereof;

WHEREAS, the Payee disbursed an additional amount equal to $1,054,285.60 to the Company on January 31, 2024 (the “Additional Disbursement”), which additional amount remains outstanding as of the date hereof; and

WHEREAS, as of the Effective Date, the total amount outstanding under the Prior Agreement, together with the Additional Disbursement, is $3,115.592.40 (the “Payoff Amount”);

WHEREAS, the Payee desires to convert the Payoff Amount, comprising all of the amounts due under the Prior Agreement and with respect to the Additional Disbursement (collectively, the “Company Obligations”), into shares of common stock, par value $0.0001 per share of the Company (the “Common Stock”), at a price of approximately $2.00 per share (the “Conversion Price”), subject to adjustment as set forth herein;

WHEREAS, the Company intends to register sufficient shares of Common Stock to allow for the resale of the Conversion Shares (as defined below) within sixty (60) days after the Effective Date, the date of which registration shall be referred to herein as the “Registration Date” subject to the terms set forth herein;

WHEREAS, the Payee acknowledges that this Agreement is one of a series of substantially similar agreements (the “Other Conversion Agreements”) with other holders of certain outstanding debt instruments and obligations (the “Other Company Debt Instruments”) and promissory notes (the “Company Notes”) of the Company (such other holders, referred to herein as the “Other Debt Holders”), which the Company may enter into with such Other Debt Holders prior to, on or after the Effective Date; and

WHEREAS, pursuant to the Other Conversion Agreements, the Other Debt Holders have agreed or may agree to, convert all amounts due and outstanding under such Other Company Debt Instruments and Company Notes on similar terms as provided to the Payee herein with respect to the Prior Agreement.

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NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Conversion of Amounts Due Under Prior Agreement into Shares; Adjustments. The Company and the Payee acknowledge, agree, represent, warrant and covenant to each other as follows:

(a)           Until the date which is ninety (90) days after the Effective Date (the “Forbearance Termination Date”), the Payee shall refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce the Prior Agreement and/or any agreement with respect to the Additional Disbursement.

(b)           In the event that the Company shall fail to perform its obligations under Section 3 on or prior to the Forbearance Termination Date, this Agreement shall, immediately upon delivery of written notice by Payee to the Company, become null and void and without further effect.

(c)	Unless earlier terminated by Payee pursuant to clause (b):

(i)              on the Registration Date, the Prior Agreement is hereby amended to provide for the conversion of all amounts due under the Prior Agreement and the parties hereto agree to the conversion of all amounts due with respect to the Additional Disbursement;

(ii)             all amounts due with respect to the Company Obligations shall be converted into such number of shares of Common Stock equal to the Payoff Amount divided by the Conversion Price, rounded to the nearest whole share (the “Conversion Shares”);

(iii)            promptly following the date of such conversion, but in no event later than sixty (60) days after the Registration Date, the Company shall issue and deliver to the Payee a certificate or certificates evidencing the issuance of such Conversion Shares, or shall cause the Company’s transfer agent to deliver to the Payee a statement evidencing the book-entry position for the Conversion Shares in the Payee’s name;

(iv)            Except as provided in this Agreement, upon conversion of the Company Obligations in accordance with this Section 1(c), all amounts due with respect to the Company Obligations shall be fully and wholly satisfied and extinguished, and the Prior Agreement shall be canceled and of no further force or effect, and neither Payee, nor any person or entity claiming under, through or by right of Payee, nor any successor, assignee or other party, shall make any further claim against the Company relating to or arising out of the Prior Agreement and/or the Company Obligations. Payee shall indemnify and hold harmless the Company, and their respective employees, officers, directors and agents, from any and all losses which arise directly or indirectly as a result of Payee’s breach of the representations made in this Agreement. The Company shall indemnify and hold harmless the Payee, and their respective employees, officers, directors and agents, from any and all losses which arise directly or indirectly as a result of the Company’s breach of the representations made in this Agreement.

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(d)           Notwithstanding anything to the contrary herein and without limiting Payee’s right to terminate this Agreement pursuant to clause (b) above, the Company shall not issue to the Payee any shares of Common Stock, to the extent, after giving effect to such issuance, the Payee (together, in aggregate with the Other Debt Holders with respect to an attempted conversion of the Other Company Debt Instruments and the Company Notes pursuant to the Other Conversion Agreements), would (i) beneficially own in excess of 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such issuance (the “Maximum Aggregate Ownership Amount”) or (ii) control in excess of 19.99% of the total voting power of the Company's securities outstanding immediately after giving effect to such issuance that are entitled to vote on a matter being voted on by holders of the Common Stock (the “Maximum Aggregate Voting Amount”), unless and until the Company obtains stockholder approval permitting such issuance in accordance with applicable rules of the NASDAQ (or any other applicable national securities exchange) (“Stockholder Approval”). For purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. For purposes of this paragraph, in determining the number of outstanding shares of Common Stock, the Payee may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, filed with the SEC, (y) a more recent public announcement by the Company, or (z) any other notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Payee, the Company shall within two (2) business days confirm orally and in writing to the Payee the number of shares of Common Stock then outstanding. If on any attempted conversion of the Note, as provided herein, the resulting issuance of Conversion Shares would result in the Payee, together with the Other Debt Holders with respect to any attempted conversion of the Other Company Debt Instruments and Company Notes, in aggregate, exceeding the Maximum Aggregate Ownership Amount or the Maximum Aggregate Voting Amount and the Company shall not have previously obtained Stockholder Approval at the time of such conversion, then the Company shall (i) only issue to the Payee a pro-rata portion of such number of Shares as may be issued to the Payee and the Other Debt Holders, in aggregate, below the Maximum Aggregate Ownership Amount or Maximum Aggregate Voting Amount, as the case may be, until such time as the Company obtains the Stockholder Approval and (ii) the Company shall pay any remaining balance of the Company Obligations in cash or other immediately available funds on or prior to the date which is thirty (30) days after the date upon which such resulting issuance of Conversion Shares would result in the Payee, together with the Other Debt Holders with respect to any attempted conversion of the Other Company Debt Instruments and Company Notes, in aggregate, exceeding the Maximum Aggregate Ownership Amount or the Maximum Aggregate Voting Amount and the Company shall not have previously obtained Stockholder Approval at the time of such conversion.

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2.             Share Reset. The number of Conversion Shares, as provided in Section 1(b), shall be subject to adjustment as follows:

(a)           Definitions:

(i)              “First Reset Date” means the date that is eighteen (18) weeks from the date that a registration statement filed with the Securities and Exchange Commission registering the Conversion Shares for resale, is declared effective, as further described in Section 3, below.

(ii)             “Second Reset Date” means the date that is thirty-six (36) weeks from the date that a registration statement filed with the Securities and Exchange Commission registering the Conversion Shares for resale, is declared effective, as further described in Section 3, below.

(iii)            “Reset Price Ceiling” means, with respect to one share of Common Stock, $2.00 (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the date hereof)

(iv)            “Reset Price Floor” means, with respect to one share of Common Stock, $1.25 (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the date hereof).

(v)             “First Reset Price” means, with respect to one share of Common Stock, the greater of (A) the volume weighted average price of the Common Stock on the principal market for the Common Stock during the period beginning at 9:30:01 a.m., New York time and ending at 4:00:00 p.m. New York time over the five (5) Trading Days immediately preceding the First Reset Date and (B) the Reset Price Floor.

(vi)            “Second Reset Price” means, with respect to one share of Common Stock, the greater of (A) the volume weighted average price of the Common Stock on the principal market for the Common Stock during the period beginning at 9:30:01 a.m., New York time and ending at 4:00:00 p.m. New York time over the five (5) Trading Days immediately preceding the Second Reset Date (the “Second Reset Date Market Price”) and (B) the Reset Price Floor.

(vii)           “Trading Day” means each day that the principal market for the Common Stock is open for regular trading of the Common Stock.

(b)           On the First Reset Date, if the First Reset Price is less than the Reset Price Ceiling (each, as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the date hereof), then the Company shall, at the Payee’s election, either (i) issue to the Payee an additional number of shares of Common Stock equal to the quotient obtained by dividing (A) the product of (1) the Conversion Price less the First Reset Price and (2) the number of Conversion Shares held by the Payee as of the end of business on the First Reset Date by (B) the First Reset Price (such additional shares, the “First Reset Shares”) or (ii) pay to Payee an amount equal to the product of (A) the Conversion Price less the First Reset Price and (B) the number of Conversion Shares held by the Payee as of the end of business on the First Reset Date. Promptly following the First Reset Date, if any First Reset Shares are to be issued, the Company shall issue and deliver to the Payee a certificate or certificates evidencing the issuance of the First Reset Shares or shall cause the Company’s transfer agent to deliver to the Payee a statement evidencing the book-entry position for the First Reset Shares in the Payee’s name.

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(c)           On the Second Reset Date, if the Second Reset Price is less than the First Reset Price (each, as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events occurring after the date hereof), then the Company shall, at the Payee’s election, either (i) issue to the Payee an additional number of shares of Common Stock equal to the quotient obtained by dividing (A) the product of (1) the First Reset Price less the Second Reset Price and (2) the number of Conversion Shares held by the Payee as of the end of business on the Second Reset Date by (B) the Second Reset Price (such additional shares, the “Second Reset Shares” and together with the First Reset Shares and the Conversion Shares, the “Shares”) or (ii) pay to Payee an amount equal to the product of (A) the First Reset Price less the Second Reset Price and (B) the number of Conversion Shares held by the Payee as of the end of business on the Second Reset Date. Promptly following the Second Reset Date, if any Second Reset Shares are to be issued, the Company shall issue and deliver to the Payee a certificate or certificates evidencing the issuance of the Second Reset Shares or shall cause the Company’s transfer agent to deliver to the Payee a statement evidencing the book-entry position for the Second Reset Shares in the Payee’s name.

(d)           On the Second Reset Date, if the Second Reset Date Market Price is less than the Reset Price Floor, then the Company shall pay to the Payee an amount equal to the product of (i) the Reset Price Floor less the Second Reset Date Market Price and (ii) the number of Conversion Shares (including without limitation any Second Reset Shares) held by the Payee as of the end of business on the Second Reset Date (the “Make-Whole Payment”, which Make-Whole Payment shall be paid by the Company to the Payee within thirty (30) days of the Second Reset Date.

3.             Registration. On or prior to the Forbearance Termination Date, the Company shall file a registration statement on Form S-1 registration statement (or another appropriate form) under the Securities Act Securities Act of 1933, as amended (the “Securities Act”), registering all of the Conversion Shares to be issued under Section 1(c) for resale, shall cause such registration statement to become effective as soon as reasonably practicable and, upon the request of Payee, shall keep such registration statement effective for so long as the Payee continues to own the Shares.

4.             Representations and Warranties of the Payee. The Payee hereby represents and warrants to the Company as follows:

(a)           The Payee has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the Payee’s valid and legally binding obligation, enforceable in accordance with its terms.

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(b)           The Payee is the sole Payee of the Prior Agreement and all rights and agreements relating to the other Company Obligations, being delivered to the Company as consideration for the issuance of the Shares. The Prior Agreement and all rights and agreements relating to the other Company Obligations are being delivered to the Company free and clear of any and all liens, charges, encumbrances, security agreements, pledge agreements, conditional sales agreements or other obligations relating to the sale or transfer thereof.

(c)           The Payee is acquiring the Shares for investment for the Payee’s own account and not with a view to, or for resale in connection with, any distribution thereof, and the Payee has no present intention of selling or distributing the Shares. The Payee understands that the Shares have not been registered under the Securities Act, and are being issued to the Payee by reason of a specific exemption from the registration provisions of the Securities Act. The Payee is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

(d)           Resale; Restrictions.

(i)               Legend. The Payee acknowledges that until registered under the Securities Act, the certificates representing the Shares shall bear the following or similar legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

Promptly upon registration of the Shares under the Securities Act, the Company agrees to cause such legend to be removed from the Shares at its sole cost and expense (including without limitation payment of all related legal fees and expenses); provided that the Payee shall reasonably cooperate with the Company in achieving such removal.

(ii)             Stop Order. The Payee further acknowledges that the Company reserves the right to place a stop order against the instruments representing the Shares and to refuse to effect any transfers thereof in the absence of an opinion of counsel to the Company that such transfer is exempt from registration under the Securities Act and under applicable state securities laws.

(iii)            Volume-Based Restrictions. The Payee hereby agrees that, without the prior written consent of the Company, Payee shall limit the number of Shares that it sells on any particular Trading Day to an amount equal to five percent (5.0%) of the average daily trading volume reported for the Company’s shares on the principal market for the Common Stock for the immediately preceding Trading Day. The Company reserves the right to refuse to effect any transfers in violation of the provisions of this Section 4(d)(ii)(1).

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(iv)            Effecting Trades; Expenses. Until the one (1) year anniversary of the Effective Date, the Company (via Meteora Capital LLC or the Company’s designee) will assist Payee to effect any trades of Shares requested by the Payee that comply with the requirements of this Agreement or, if the Company is unwilling or unable to do so, the Company will reimburse Payee for its out of pocket costs for effecting any such trades up to an amount equal to $0.02 per Share traded. For avoidance of doubt, for purposes of this Section 4(d)(ii), the term, “Shares,” shall mean the Shares originally issued pursuant to this Agreement and shall specifically exclude any of the Company’s other securities as may be obtained by the Payee from time-to-time.

5.             Representations and Warranties of the Company. The Company hereby represents and warrants to the Payee as follows:

(a)           The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms.

(b)           The issuance of the Shares has been duly authorized by the Company and the Shares, when issued upon conversion of the Company Obligations in accordance with the terms hereof, will be validly issued and outstanding, fully paid and nonassessable.

(c)           On or prior to the Forbearance Termination Date, the Company shall file a registration statement on Form S-1 registration statement (or another appropriate form) under the Securities Act registering all of the Conversion Shares to be issued under Section 1(c) for resale, shall cause such registration statement to become effective as soon as reasonably practicable and, upon the request of Payee, shall keep such registration statement effective for so long as the Payee continues to own the Shares.

6.             General.

(a)           The parties agree that if changes to any terms of this Agreement are necessary to comply with applicable federal securities laws or regulations, or requirements of The Nasdaq Stock Market, LLC, or other national securities exchange, or over the counter market on which the Common Stock of the Corporation is listed, quoted and/or traded, the parties hereby agree to negotiate in good faith to amend this Agreement accordingly to be in compliance with such laws and regulations.

(b)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(c)           The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, transferees, heirs, legatees, executors, administrators and personal representatives of the parties hereto.

(d)           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof.

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(e)           This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which taken together, shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Debt Conversion Agreement as of the Effective Date.

COMPANY:

ConnectM Technology Solutions, Inc.

By:	/s/ Bhaskar Panigrahi
	Name:	Bhaskar Panigrahi
	Title:	Chief Executive Officer

PAYEE:

Libertas Funding LLC

By:	/s/ Randy saluck
	Name:	Randy Saluck
	Title:	Ceo

Signature:	/s/ Randy Saluck
Randy Saluck (Sep 24, 2024 20:09 EDT)

Email: randy.saluck@libertasfunding.com

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ConnectM Debt Conversion Agreement (Libertas)- revised by libertas 9.24.24_v7(clean) Final Audit Report 2024-09-25 Created: 2024-09-24 By: Bhaskar Panigrahi (bhaskarpan11@gmail.com) Status: Signed Transaction ID: CBJCHBCAABAAsZpq-YsdZqb5zy6Mm1po416jYdQqWIgO "ConnectM Debt Conversion Agreement (Libertas)- revised by li bertas 9.24.24_v7(clean)" History Document created by Bhaskar Panigrahi (bhaskarpan11@gmail.com) 2024-09-24 - 11:30:22 PM GMT Document emailed to Randy Saluck (randy.saluck@libertasfunding.com) for signature 2024-09-24 - 11:30:27 PM GMT Email viewed by Randy Saluck (randy.saluck@libertasfunding.com) 2024-09-25 - 0:06:03 AM GMT Document e-signed by Randy Saluck (randy.saluck@libertasfunding.com) Signature Date: 2024-09-25 - 0:09:20 AM GMT - Time Source: server Agreement completed. 2024-09-25 - 0:09:20 AM GMT